Exhibit 3.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “SHELTER ACQUISITION CORPORATION I” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF INCORPORATION, FILED THE ELEVENTH DAY OF DECEMBER, A.D. 2020, AT 2:59 O`CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID CORPORATION, “SHELTER ACQUISITION CORPORATION I”.

4424967 8100H SR# 20208629635	Authentication: 204301807 Date: 12-11-20

You may verify this certificate online at corp.delaware.gov/authver.shtml

Execution Version

CERTIFICATE OF INCORPORATION OF

SHELTER ACQUISITION CORPORATION I

ARTICLE ONE

The name of the corporation is Shelter Acquisition Corporation I, (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 551,000,000 shares, consisting of (a) 550,000,000 shares of common stock (the “Common Stock”), including (i) 500,000,000 shares of Class A Common Stock (the “Class A Common Stock”) and (ii)          50,000,000 shares of Class B Common Stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”). Except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock, the number of authorized shares of the class of Common Stock or Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate class vote of the holders of Undesignated Preferred Stock, or any separate series vote of any series thereof, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.2 Undesignated Preferred Stock. The board of directors of the Corporation (the “Board”) is hereby expressly authorized to provide, out of the unissued shares of the Undesignated Preferred Stock, one or more series of Undesignated Preferred Stock, and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Undesignated Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Certificate of Incorporation (including any Undesignated Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Certificate of Incorporation (including any Undesignated Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Certificate of Incorporation (including any Undesignated Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate of Incorporation (including any Undesignated Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any amendment to any Undesignated Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Undesignated Preferred Stock or other series of Common Stock if the holders of such affected series of Undesignated Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Undesignated Preferred Stock Designation) or the DGCL.

(b) Class B Common Stock.

(i) Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) (A) at any time and from time to time at the option of the holder thereof and (B) automatically on the business day following the closing of the Business Combination (as defined below).

(ii) Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Corporation’s initial public offering of securities and related to the closing of the initial Business Combination, all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the Corporation’s initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”) at a ratio for which:

●	the numerator shall be equal to the sum of (A) 25% of all shares of Class A Common Stock issued or issuable (upon the conversion or exercise of any equity-linked securities or otherwise) by the Corporation, related to or in connection with the consummation of the initial Business Combination (excluding any securities issued or issuable to any seller in the initial Business Combination) plus (B) the number of shares of Class B Common Stock issued and outstanding prior to the closing of the initial Business Combination; and

●	the denominator shall be the number of shares of Class B Common Stock issued and outstanding prior to the closing of the initial Business Combination.

Notwithstanding anything to the contrary contained herein, (i) the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or equity-linked securities by the written consent or agreement of holders of a majority of the shares of Class B Common Stock then outstanding consenting or agreeing separately as a single class in the manner provided in Section 4.3(b)(iii), and (ii) in no event shall the Class B Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Certificate of Incorporation without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.

Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.3(b). The pro rata share for each holder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Section 4.3(b) and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

(iii) Voting. Except as otherwise required by law or this Certificate of Incorporation (including any Undesignated Preferred Stock Designation), for so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Certificate of Incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation.

(c) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Undesignated Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(d) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Undesignated Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (on an as converted basis with respect to the Class B Common Stock) held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE FIVE

The board of directors shall have the power to adopt, amend or repeal bylaws of the Corporation (the “Bylaws”), except as may be otherwise be provided in the Bylaws.

ARTICLE SIX

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE SEVEN

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders, or class of stockholders, of the Corporation, as the case may be, and also on this Corporation.

ARTICLE EIGHT

The Corporation hereby eliminates, to the fullest extent permitted by law the personal liability of any person who serves as a director of the Corporation to the Corporation and/or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that if in the future the DGCL is amended or modified (including, but not limited to, Section 102(b)(7)) to permit the elimination of the personal liability of a director of the Corporation to a greater extent than contemplated above, then the provisions of this Article Eight shall be deemed to be automatically amended to provide for the elimination of the personal liability of the directors of the Corporation to such greater extent. This Article Eight shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this Article Eight becomes effective.

ARTICLE NINE

Section 9.1 Nature of Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that such person (or a person of whom such person is the legal representative), is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, manager, officer, employee, fiduciary or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to any employee benefit plan (each, an “Indemnified Person”), whether the basis of such Proceeding is alleged action in an official capacity as a director or officer of the corporation or in any other capacity while serving at the request of the corporation as a director, manager, officer, employee, fiduciary or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to any employee benefit plan, shall be indemnified and held harmless by the corporation to the fullest extent which it is empowered to do so by the DGCL against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such Indemnified Person in connection with such Proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this Article Nine, the corporation shall indemnify any Indemnified Person seeking indemnification in connection with a Proceeding initiated by such person only if such Proceeding was authorized by the board of directors. The corporation may, by action of the board of directors, provide indemnification to employees, fiduciaries and agents of the corporation with the same scope and effect as the foregoing indemnification of Indemnified Parties.

Section 9.2 Procedure for Indemnification of Indemnified Persons. Any indemnification of an Indemnified Person under Section 1 of this Article Nine or advance of expenses under Section 5 of this Article Nine shall be made promptly, and in any event within 30 days, upon the written request of such Indemnified Person. If a determination by the corporation that such Indemnified Person is entitled to indemnification pursuant to this Article Nine is required, and the corporation fails to respond within 60 days to a written request for indemnity, then the corporation shall be deemed to have approved the request. If the corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, then the right to indemnification or advances as granted by this Article Nine shall be enforceable by such Indemnified Person in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the corporation. Neither the failure of the corporation (including the board of directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the corporation (including the board of directors, independent legal counsel or the corporation’s stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 9.3 Nonexclusivity of Article Nine. The rights to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article Nine shall not be exclusive of any other right which any Indemnified Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Section 9.4 Insurance. The corporation may purchase and maintain insurance on its own behalf and on behalf of fiduciary or agent of the one or more of the Indemnified Persons against any liability asserted against him or her and incurred by him or her in the capacity as a director or officer of the corporation or, at the request of the corporation, as a director or officer of the corporation or, at the request of the corporation, as a director, manager, officer, employee, fiduciary or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, whether or not the corporation would have the power to indemnify such person against such liability under this Article Nine.

Section 9.5 Expenses. Expenses incurred by any Indemnified Person in defending a Proceeding or enforcing such Indemnified Person’s rights to indemnification or advancement of expenses under this Article Nine shall be paid by the corporation in advance of such Proceeding’s final disposition upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the corporation. Such expenses incurred by employees, fiduciaries and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Section 9.6 Employees. Fiduciaries and Agents. Persons who are not Indemnified Persons and who are or were employees or agents of the corporation may be indemnified to the extent authorized at any time or from time to time by the board of directors.

Section 9.7 Contract Rights. The provisions of this Article Nine shall be deemed to be a contract right between the corporation and each Indemnified Person who serves in the capacity as a director or officer of the corporation or, at the request of the corporation, as a director, manager, officer, employee, fiduciary or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise at any time while this Article Nine and the relevant provisions of the DGCL or other applicable law are in effect, and any repeal or modification of this Article Nine or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

Section 9.8 Merger or Consolidation. For purposes of this Article Nine, references to the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, managers, officers, employees, fiduciaries or agents, so that any person who is or was a director, manager, officer, employee, fiduciary or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporations, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Nine with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE TEN

The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

I, the undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on the 11th day of December, 2020.

/s/ Martin O’Brien
Martin O’Brien, Sole Incorporator Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022

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